As filed with the United States Securities and Exchange Commission on March 24, 2023

Registration Nos. 333-260914

333-262585

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-260914

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-262585

UNDER THE SECURITIES ACT OF 1933

LOYALTY VENTURES INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	83-1353472 (I.R.S. Employer Identification No.)

8235 Douglas Avenue, Suite 1200 Dallas, TX (972) 338-5170 (Address of Principal Executive Offices)	75225 (Zip Code)

Loyalty Ventures Inc. 2021 Omnibus Incentive Plan
Loyalty Ventures Inc. Employee Stock Purchase Plan

(Full title of the plans)

Cynthia L. Hageman

8235 Douglas Avenue, Suite 1200

Dallas, TX, 75225

(Name and address of agent for service)

(972) 338-5170

(Telephone number, including area code, of agent for service)

COPIES TO:

Jesse Brush Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036 (212) 872-1046

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	◻	Accelerated filer	◻
Non-accelerated filer	⌧	Smaller reporting company	◻
		Emerging growth company	⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ⌧

EXPLANATORY NOTE

Deregistration of Common Stock

These Post-Effective Amendments are being filed by Loyalty Ventures Inc. (the “Company”) to deregister all shares of common stock, par value $0.01 per share (“Common Stock”), of the Company remaining unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

(1)	Registration Statement on Form S-8 (No. 333-260914), pertaining to the registration of (A) 1,225,000 shares of Common Stock for the Loyalty Ventures Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”), and (B) 1,000,000 shares of Common Stock for the Loyalty Ventures Inc. Employee Stock Purchase Plan, which was filed with the SEC on November 9, 2021; and

(2)	Registration Statement on Form S-8 (No. 333-262585), pertaining to the registration of 737,557 shares of Common Stock under the 2021 Plan, which was filed with the SEC on February 8, 2022.

As previously disclosed, on March 10, 2023, the Company and certain of its affiliates (together with the Company, the “Debtors”) commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Debtors’ Chapter 11 Cases are jointly administered under the caption In re Loyalty Ventures Inc., et al., Case No. 23-90111 (CML).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of these Post-Effective Amendments all of such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 24, 2023.

Loyalty Ventures Inc.

By:	/s/ Cynthia L. Hageman
Cynthia L. Hageman
Executive Vice President, General Counsel and Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.